Exhibit 15.1
Acknowledgment of Ernst & Young LLP,
Independent Registered Public Accounting Firm
Board of Directors
Lockheed Martin Corporation
We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the:

•Lockheed Martin Corporation Salaried Savings Plan,
•Lockheed Martin Corporation Performance Sharing Plan for Bargaining Employees,
•Lockheed Martin Corporation Hourly Employee Savings Plan Plus, and
•Lockheed Martin Corporation Operations Support Savings Plan
of our report dated April 22, 2020 relating to the unaudited consolidated interim financial statements of Lockheed Martin Corporation that is included in its Form 10-Q for the quarter ended March 29, 2020.
/s/ Ernst & Young LLP
Tysons, Virginia
April 22, 2020